Exhibit 4.2.3

October, 2005

ASSET SALE AGREEMENT

Dated	“23 December” 2005

BETWEEN:	INTERNATIONAL RESOURCE MANAGEMENT CORPORATION LIMITED, (formerly named INTERNATIONAL RESOURCE MANAGEMENT CORPORATION) C/- Deloitte, 8 Nelson Street, Auckland (the ‘Assignor’)

AND:	ARROWHEAD ENERGY LIMITED incorporated in New Zealand and having a registered office c/o BDO SPICERS, BDO House, 99-105 Customhouse Quay Wellington, New Zealand (the ‘Assignee’)

INTRODUCTION:

A.

The Assignor holds Participating Interests in certain Petroleum Exploration Permits in New Zealand, in the respective Joint Ventures formed by the permit holders of those Permits and rights and obligations pursuant to certain contractual arrangements in relation to those permits or petroleum produced from them, (together the ‘Assigned Interests’) as more particularly described in Schedule 1.

B.	The Assignor has agreed to transfer to the Assignee its interest in each of the Assigned Assets on the conditions set out in this Agreement.

IT IS AGREED:

1.	DEFINITIONS AND INTERPRETATION

1.1	Unless otherwise defined in this Agreement or the contrary intention appears, a term used in this Agreement, which is defined in a JVOA, has the meaning ascribed to it in that JVOA.

1.2	In this Agreement (including the Recitals), unless the context otherwise requires:

“Act” means the Crown Minerals Act 1991, (New Zealand);

“Assigned Interests” means each of the Participating Interests and other rights and interests, described in Schedule 1, to be assigned by Assignor to the Assignee;

“Conditions” means the conditions precedent set out in clause 2.1.1 and 2.1.2;

“Deeds of Assignment” means the one or more deeds of Assignment and Assumption relating to this transaction and the Assigned Interests, in a usual form agreed by the parties and accepted by the other parties to that deed;;

“Dollar” or “$” means New Zealand dollars;

“Effective Date” means [30 September] 2005.

“JVOA” means, with respect to each of the Participating Interests, the Joint Venture Operating Agreement between the Permit Holders in relation to that Participating Interest.

“Joint Venture” means, with respect to each of the Participating Interests, the joint undertaking of the Permit Holders (together with the Assignee after the Assign Date of this Agreement) to conduct the Joint Operations pursuant to the JVOA;

“Minister” means the Minister of Energy for New Zealand or any other person for the time being authorised to administer the Act.

“Operator” means, with respect to each of the Participating Interests, the Operator appointed under the JVOA;

“Participating Interest” means the interest of the Assignor in each of the respective Permits and the respective Joint Ventures relating to each of the Permits;

“Parties” means the named parties to this Agreement and their permitted successors and assigns, and “Party” has a corresponding meaning;

“Permit” means, with respect to each of the Participating Interests, the respective Petroleum Permits PEP 38736, PMP 38153 and PEP 38738 (as it relates to Shallow Petroleum), issued pursuant to the Act, and includes any extension, renewal, re-issuance or other such permit issued to any Party pursuant to the Act in replacement of it;

“Permit Area” means the area the subject of the Permit at any time;

“Permit Holders” means, with respect to each of the Participating Interests, the holders of the Permit, being at the time of this agreement the Assignor and the permit holders named in Schedule 2;

“working day” means a day other than a Saturday, a Sunday or a public holiday in the place in which the act, matter or thing is to be done or is deemed to be done or received.

1.3	The headings to this Agreement are for reference only and are not to be used in construing the Agreement.

1.4	Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing a gender include any other gender.

1.5	References to a clause, Schedule or Attachment is to a clause, schedule or attachment to this Agreement.

1.6	In this Agreement, other grammatical forms of a word or phrase defined in this Agreement have a corresponding meaning.

2.	CONDITIONS PRECEDENT

2.1	Consent to Agreement

2.1.1	This Agreement and the Parties’ rights and obligations herein are conditional upon:

(a) the Minister granting consent to the assignment of the Assigned Interests in accordance with the Act; and

(b) all other necessary consents, including by other parties to the contracts referred to in Schedule 1, being granted to the assignment of the Assigned Interests.

2.1.2

The Operator must, as soon as practicable after the execution of this Agreement by all Parties, seek the consents referred to in clause 2.1.1. Each Party must use its best endeavours to execute all documents and do and procure to be done all acts and things as are reasonably within its powers to ensure that the Conditions are satisfied as soon as is reasonably practicable after the execution of this Agreement. Immediately upon a Party becoming aware that a Condition is satisfied, it must notify the other Parties of such satisfaction.

2.1.3

Nothing in clause 2.1.1 affects the rights and obligations of the Parties or provisions of this Agreement which do not create, assign, affect or deal with any legal or equitable interest in or affecting the Permit.

2.2	Consequences of Non-Satisfaction

2.2.1	If the Condition in clause 2.1.1 has not been satisfied within 18 months after the date of this Agreement or such later date as the Parties may agree in writing, then:

(a)

either Party may by 14 days’ prior notice in writing to the other Parties terminate this Agreement to the extent that it relates to the Assigned Interest, in which event the Assignee must do and procure to be done all acts and things and execute and deliver and procure the execution and delivery of all documents as may be reasonably necessary to effect the re-transfer of the Assigned Interest to the Assignor. The Assignor must within 90 days after the date of termination reimburse to the Assignee that proportion of the amounts referred to in clause 3 that relate to the Assigned Interest already paid by the Assignee; and

(b)

except as otherwise expressly provided in this Agreement, no Party in respect of which the Agreement has been terminated will have any further rights or obligations under this Agreement, and will not be liable to any other Party in respect of any damages, costs or expenses except such as may arise or have arisen as a result of a breach of this Agreement prior to termination under this clause.

2.2.2

If the Assignee fails to complete its obligations according to the JVOA and this Agreement, the Parties must execute all documents and do all other things necessary or desirable to place each other in the same position as they would have been had this Agreement not been executed or acted upon; including Assignee refunding all revenues from the Permits and assigning the Assigned Interest back to the Assignor and all things incidental to reassignment.

2.3	Effective Date

Upon satisfaction of the Conditions, this Agreement is deemed to have effect from the Effective Date.

3.	PAYMENT OBLIGATION

3.1	Consideration

3.1.1

The Assignee will pay to the Assignor, as consideration for the assignment of the respective Assigned Interests, a sum equal to the amount of the expenditures incurred by the Assignor upon that Assigned Interest, according to the records of the Assignor, and the Assignee will accept liability for all further obligations and expenditures to be incurred in relation to each of the Assigned Interests.

3.1.2

The Parties agree that, with respect to each of the Participating Interests, the supply made under this Agreement is the supply of a going concern under the Goods and Services Act 1985 on which GST is chargeable at the rate of zero per cent. If GST in respect of the supply is assessed to be payable at a different rate, then the Vendor shall issue a valid GST invoice for the Purchase Price and the Purchaser shall pay to the Vendor the GST which is so payable in one sum, each party acting by or on the latest of the Settlement date, the date the supply is deemed to be made or the date GST is so assessed to be payable.

3.2	Other Costs

From the Effective Date, with respect to each of the Participating Interests, the Assignee will contribute its Participating Interest share of all costs and expenses of the Joint Venture and the Joint Operations under the JVOA.

3.3	Payment

The Assignee shall pay all money required under clause 3.2 in accordance with the cash calls made by the Operator and otherwise in accordance with the JVOA to the Joint Account.

4.	ASSIGNEE RIGHTS

4.1	Assigned Interest

On completion of the Assignee’s obligations under clause 3.1, the Parties will execute and deliver the Deeds of Assignment to effect the formal assignment of the Assigned Interest to the Assignee, and the Assignee will have the right to seek specific performance of the execution and delivery of the Deeds of Assignment in a court of equity having jurisdiction. The Operator will seek all relevant consents to such executed Deed, as required by the Act. Clauses 2.1 and 2.2 (with such changes as are necessary) apply to this seeking of consent.

4.2	Participation in Joint Venture

From the date of execution of this Agreement, with respect to each of the Participating Interests, the Assignee has the right to be represented on the Operating Committee and to vote in accordance with its Participating Interest as set out in Schedule 2, subject to continued compliance with its obligations under this Agreement.

5.	DEFAULT

5.1	Default by Assignee

5.1.1

If the Assignee defaults in the payment of any money required to be paid by it under clause 3 or in any other obligation under this Agreement and that default is not remedied within 21 days after it receives a notice from the Operator to remedy the default then, in addition to all other rights of the Assignor under this Agreement, the JVOA and at law, the Assignor has the right to terminate this Agreement to the extent it relates to the Assigned Interest, by giving notice to the Assignee and to require the Assignee to reassign to the Assignor (at the Assignee’s sole cost and expense) the Interest of the Assignor that had been transferred to the Assignee.

5.1.2

At that time, each Party must execute and deliver all documents and use its best endeavours to do and procure to be done all acts, matters and things as may be necessary or desirable to carry out and give full force and effect to the reassignments referred to in this clause 5.1.

5.2	Power of Attorney

The Assignee irrevocably grants to the Assignor a power of attorney, exercisable at any time after termination of this Agreement under clause 5.1 or a failure to fulfil the Conditions within 18 months after the date of this Agreement or a failure to fulfil the obligations referred to in clause 2.2.2. The Assignor as attorney shall have power in the Assignee’s name and on its behalf to carry out, execute, sign, seal and deliver all deeds, instruments, acts and things that in the opinion of the Assignor are reasonably necessary to carry out, execute, sign, seal, deliver or do in order to retransfer the Assigned Interest to the Assignor. Any act or thing done by the attorney on behalf of the Assignee in accordance with this clause binds the Assignee absolutely. The Assignee must, at all times, indemnify and hold harmless the attorney and its directors, officers, employees and representatives from and against any and all claims, damages and liabilities arising out of any act or thing reasonably done, and any obligation or responsibility reasonably assumed by the attorney on behalf of the Assignee.

6.	REPRESENTATIONS, WARRANTIES AND COVENANTS

6.1	Assignor’s Warranties

6.1.1	The Assignor represents and warrants, in respect of each of the Assigned Interests, that at the date of this Agreement:

(a) no act, event or omission has occurred which (or which with the passage of time) would render it liable to be struck off the register of the place in which it is incorporated;

(b) it has full power and authority to enter this Agreement and to perform and observe the terms and conditions of this Agreement;

(c)

it is not in liquidation nor has it passed any resolution for its winding up, no receiver or receiver and manager has been appointed over all or any part of its property or undertaking, no petition has been presented for its winding up and no writ of execution has been issued against it or any of its property and, to the best of its knowledge, information and belief, no such action is threatened or contemplated and no act, event or omission has occurred which (or which with the passage of time) might result in any such event or action; and

	(d)	it is the legal and beneficial owner of its Participating Interest;

(e)

it has clear and marketable title to its Participating Interest and that interest is free and clear of any and all encumbrances, overrides or carries or rights or interests of third parties of any nature other than:

		i.	rights or interests created by the Act or the Permit; or

		ii.	rights or interests created under the JVOA;

(f)

to the best of its knowledge, information and belief, after having made the due enquiry, the Permit is in full force and effect and not subject to forfeiture or any other related process of any kind which may affect the title or good standing of the Permit for any reason;

(g)

it is not engaged in any litigation or arbitration proceedings or other dispute in respect of the Permit, nor is it aware, to the best of its knowledge, information and belief, after having made due enquiry, of any pending or threatened litigation or arbitration proceedings or other dispute in respect of the Permit;

	(h)	it is not aware of any outstanding breach of any lawful obligation that will materially adversely affect the Permit.

6.1.2

Any claim by the Assignee for a breach of a warranty referred to in clause 6.1.1 will be taken to be waived or withdrawn and will be barred and unenforceable on the second anniversary of the date of this Agreement unless proceedings in respect of the claim have been commenced against the Assignor.

6.2	Assignee’s Warranties

The Assignee represents and warrants that, as at the date of this Agreement:

	(a)	no act, event or omission has occurred which (or which with the passage of time) would render it liable to be struck off the register of the place in which it is incorporated;

	(b)	it has full power and authority to enter this Agreement and to perform and observe the terms and conditions of this Agreement;

(c)

it is not in liquidation nor has passed any resolution for its winding up, no receiver or receiver and manager has been appointed over all or any part of its properties or undertakings, no petition has been presented for its winding up and no writ of execution has been issued against it or any of its property and, to the best of its knowledge, information and belief, no such action is threatened or contemplated and no act, event or omission has occurred which (or which with the passage of time) might result in any such event or action.

6.3	No Merger

The warranties given in clauses 6.1 and 6.2 will not merge on the satisfaction of the Conditions.

7.	RECORDS AND DATA

The Assignor must deliver to the Assignee a copy of all records, data and information of a technical nature relating to the Assigned Interest reasonably requested by the Assignee as soon as practicable after the request is made. If this Agreement is terminated for any reason, the Assignee must immediately return all records, data and information provided to it, and all copies made by it or its employees, contractors, consultants or other agents, to the Operator.

8.	CONFIDENTIALITY

The provisions of the JVOA in respect of confidentiality, in relation to each of the respective Participating Interests, shall apply to this Agreement and all of its provisions and other information provided pursuant to this Agreement by the Assignor to the Assignee.

9.	ASSIGNMENT

A Party may not assign its rights or novate its obligations under this Agreement unless, with respect to each of the Assigned Interests, it first complies with the provisions of the JVOA or other relevant contract regarding assignments.

10.	RISK

The Assignor retains all risk and liability connected with ownership of and operations undertaken in connection with the Assigned Interests on or prior to the Effective Date, and the Assignor must indemnify, defend and hold the Assignee harmless from all costs, liabilities, penalties, claims, causes of action, demands, lawsuits and expenses (including without limitation, court costs and legal fees) associated with ownership of the Assigned or arising out of any operation, accident, act, event or circumstance occurring in connection with the Assigned Interests, on or prior to the Effective Date. After the Effective Date, the Assignee, subject to the JVOA, assumes all risk and liability connected with ownership of and operations undertaken in connection with the Assigned Interest.

11.	COSTS

11.1

Subject to clause 11.2, any consent or other fee payable in respect of this Agreement or any reassignment of the Assigned Interests will be borne and paid by the Assignee, and the Assignee indemnifies the Assignor against liability to pay any such fees.

11.2

In the case of a reassignment of the Assigned Interest as a consequence of the failure to satisfy a Condition, any costs for any reassignment will be shared equally between the Assignor and the Assignee.

11.3	Each Party will bear its own costs, including legal costs, associated with the negotiation, preparation and execution of this Agreement.

12.	FURTHER ASSURANCES

Each Party must execute and deliver all documents and use its best endeavours to do and procure to be done all acts, matters and things necessary or desirable to carry out and give full force and effect to the terms and satisfy the conditions of this Agreement and the terms of the Act.

13.	NOTICES

13.1	Method and Addresses

All notices or other communications permitted or required to be given must be in writing and are deemed to have been received:

(a)	in the case of posting, on the tenth working day after it is posted;

(b)	in the case of delivery by hand, at the time of such delivery on a working day;

(c)

in the case of a facsimile transmission, at the time and date of dispatch shown in a report issued by the sender’s facsimile machine which confirms transmission to the recipient of the number of pages in the notice. If the time of dispatch is not on a working day or is after 4.00 pm on a working day, then it will be deemed received at the commencement of business on the next working day;

and is to be delivered or sent to the following address or facsimile transmission number set out below:

If to ASSIGNOR :	4 Adina Road, City Beach
Perth W A 6015
Australia
Attention: Executive Chairman
Facsimile: +61 8 9385 7349

If to ASSIGNEE:	4 Adina Road, City Beach
Perth W A 6015
Australia
Attention: Executive Chairman
Facsimile: +61 8 9385 7349

13.2	Substitute Address

A Party may at any time and from time to time designate a substitute address for the purpose of clause 13.1 by giving notice to the other Parties.

14.	WAIVER AND VARIATION

14.1	Waiver

No waiver of any provision of this Agreement nor consent to any departure from it by any of the Parties will be effective unless it is in writing signed by a duly authorised representative of the relevant Party. Such waiver or consent will be effective only for the specific instance and for the specific purpose for which it has been given.

14.2	Default or Delay Not Waiver

No default or delay on the part of any Party in exercising any rights, powers or privileges under this Agreement will operate as a waiver thereof nor will a single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

14.3	Variation

No variation of this Agreement will be effective as between the Parties unless made in writing and signed by a duly authorised representative of each of the Parties.

15.	BINDING EFFECT

This Agreement is to be binding upon and shall enure to the benefit of the Parties and their lawful permitted assigns.

16.	SEVERANCE

If a provision of this Agreement is held to be illegal, void or unenforceable by any Court or administrative body having jurisdiction, such determination will not affect the remaining parts of this Agreement which shall remain in full force and effect as if such illegal or unenforceable provision had not been included.

17.	RIGHTS OF PARTIES

17.1

All remedies, rights, undertakings, obligations or agreements of the Parties arising by law, this Agreement or otherwise are cumulative and are not in limitation of any other right, remedy, undertaking, obligation or agreement of such Party. Each Party may follow any remedy to which such Party is entitled by law, this Agreement or otherwise concurrently or successively at that Party’s option.

17.2	Those clauses which by their nature are intended to survive termination of this Agreement (including without limitation clauses 7 and 8) shall so survive termination.

18.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes and extinguishes any covenants, agreements, representations and warranties previously given or made. No oral or written warranties or representations not contained in this Agreement will be of any force or effect unless reduced to writing and signed by all Parties and expressed to be in modification of this Agreement.

19.	GOVERNING LAW

This Agreement is to be governed and interpreted in accordance with the law of New Zealand. Each Party submits to the exclusive jurisdiction of the Courts of that country.

20.	COUNTERPART EXECUTION

20.1

This Agreement may be executed in counterparts, each of which is to be deemed an original but all of which will constitute one and the same instrument. Any signature page of a counterpart may be detached from it without impairing the legal effect of the signatures on it and attached to another counterpart identical in form but having attached to it one or more additional signature pages signed by the other Parties.

20.2

Upon execution by it of a counterpart of this Agreement, each Party will cause a facsimile copy of the signature page of the counterpart to be transmitted to each of the other Parties and each Party will:

	(a)	be bound by this Agreement from the time the last of the counterparts has been successfully transmitted; and

	(b)	post the originally executed counterpart executed by it to each other Party or as directed by the Operator.

EXECUTED AS AN AGREEMENT by the Parties on the date set out above.

Signed for and on behalf of
INTERNATIONAL RESOURCE
MANAGEMENT CORPORATION	)
LIMITED by its duly authorised	)
representative in the presence of:	)
	)	Representative
)

Signed for and on behalf of
ARROWHEAD ENERGY LIMITED	)
by its duly authorised representative	)
in the presence of:	)
	)	Representative
)

SCHEDULE 1

ASSIGNED INTERESTS

KAHILI ASSETS:

• 25% Participating Interest in PMP 38153 and by virtue of Joint Venture Operating Agreement dated 17 October, 2002;

•

Interest as Seller in Kahili Gas Sales agreement dated 14 January, 2004, between Assignor and AUSTRAL PACIFIC ENERGY (NZ) LIMITED and TAP (NEW ZEALAND) PTY LIMITED and MILLENNIUM OIL AND GAS LIMITED as Sellers and NGC NEW ZEALAND LIMITED as Purchaser;

• Interest as Principal in Kahili liquids Marketing Agency Agreement dated 1 November, 2004 between Assignor as Principal and AUSTRAL PACIFIC ENERGY (NZ) LIMITED as Agent;

PEP38736

• 25% Participating Interest in PEP 38736 and by virtue of Joint Venture Operating Agreement dated 17 October, 2002;

PEP38738 Shallow (including Cheal) Assets

•

Interest as a Permit Holder in PEP38738 and holder of 33% Participating Interest in respect of Shallow Petroleum and in Shallow Joint Venture by virtue of a Joint venture Operating Agreement dated 16 December, 2002 as varied on 2 July, 2004 and a Coordination Agreement between all permit holders dated 2 July, 2004.

NGC Contractual Interests

•

Interest as a party to a gas prepayment and sale agreement dated 16 January, 2004 between Assignor and NGC New Zealand Limited (NGC) to record the payment by NGC of funds to the Assignor to be applied against future gas, from the Kahili Field and the Cheal Field, to be sold by Assignor to NGC;

•

Interest as grantor by virtue of a Deed of Security dated 16 January, 2004 between Assignor and NGC New Zealand Limited (NGC) granting to NGC a security interest over the rights of the Assignor in PEP 38736 and PMP 38153, petroleum produced from those permits and the Assignor’s Cheal Petroleum Entitlement as defined in that Deed of Security.

SCHEDULE 2

PERMIT HOLDERS IN PMP 38153 AND PEP 38736

Permit holder	Current Interest	Interest after Assignment

ASSIGNOR	25%	00
TAP (NEW ZEALAND) PTY LIMITED	30%	30%
MILLENNIUM OIL AND GAS LIMITED	25%	25%
AUSTRAL PACIFIC ENERGY (NZ) LIMITED	20%	20%
ASSIGNEE	00	25%

	100.00%	100.0%

PERMIT HOLDERS IN PEP 38738 AND SHALLOW JOINT VENTURE

Permit holder	Current Interest		Interest after Assignment

ASSIGNOR	33%		00
KANUKA ENERGY LIMITED	36.5%		36.5%
CHEAL PETROLEUM LIMITED	30.5%		30.5%
CARDIFF HOLDINGS NO.1 LIMITED	0	(Deep only)
CARDIFF HOLDINGS NO.2 LIMITED	0	(Deep only)
RATA ENERGY LIMITED (“Rata”)	0	(Deep only)
AUSTRAL PACIFIC ENERGY (NZ) LIMITED	0	(Operator only)

ASSIGNEE	00		33%

	100.00%		100.0%